Exhibit 10.24

AMENDMENT TO
EMPLOYMENT AGREEMENT
BETWEEN
HESKA CORPORATION
AND
JOHN R. FLANDERS

This Amendment to Employment Agreement is dated effective as of January 1, 2008 (this “Amendment”) and amends the Employment Agreement dated as of December 11, 2006 (the “Employment Agreement”), between Heska Corporation, a Delaware corporation (“Company”), and John R. Flanders (“Employee”).  Unless otherwise defined in herein, all capitalized terms used herein shall have the meaning ascribed to them in the Employment Agreement.

RECITALS

Section 10 of the Employment Agreement permits the parties to modify the Employment Agreement in writing, and the Employee and Company have agreed to modify the Employment Agreement to the extent set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, including Employee’s continued employment with Company, the receipt and sufficiency of which are hereby acknowledged, Employee and Company hereby agree as follows:

1.            Subsection 6(c)(iii) of the Employment Agreement is amended and restated in its entirety to read as set forth below:

(iii)          The parties agree that for the purposes of this Employment Agreement, an “involuntary termination” due to a “change of control” will be deemed to have occurred when Employee is no longer employed by the Company’s successor following a “change of control” because the Employee’s position is eliminated within nine (9) months of the “change of control” or when Employee’s job authority, duties or responsibilities are materially diminished within nine (9) months of the “change of control” and Employee elects to resign; provided, however, that prior to any such resignation, Employee shall give Company written notice of the existence of the condition which Employee believes constitutes such material diminution (which notice must be given within ninety (90) days of the initial existence of the condition) and such condition shall remain uncured for a period of thirty (30) days after the date of such notice.  For purposes of this subsection 6(c)(iii) and without in any manner limiting the circumstances that may give rise to a material diminution, Employee’s job authority, duties or responsibilities shall be deemed to be materially diminished if, but not limited to, the following: (1) Employee’s authority with the Company or its successor is, or Employee’s duties or responsibilities are, materially diminished relative to Employee’s authority, duties and responsibilities as in effect immediately prior to such change; (2) Employee suffers a material diminution in base salary as in effect immediately prior to such diminution; (3) there is a material change in the geographic location of Employee’s principal place of employment such that the new location results in a commute for Employee that is greater than fifty (50) road miles longer than Employee’s commute prior to the relocation; (4) there occurs any material breach by the Company or its successor of any provision of this Employment Agreement; or (5) any acquiring or successor company fails to assume or be bound by the terms of this Employment Agreement in connection with a change of control.

2.            Section 6(c) of the Employment Agreement is amended by inserting immediately after Subsection 6(c)(iv) of the Employment Agreement a new Subsection 6(c)(v), which shall read in its entirety as set forth below:

(v)          If Employee is a “specified employee” within the meaning of Section 1.409A-1(i) of the Treasury regulations as of the date of termination, then payments to Employee hereunder shall not be made before the date that is six (6) months after the date of termination (or if earlier, the date of death of Employee); provided, however, that during such six-month period, Company shall make any and all payments contemplated hereunder to the extent such payments do not exceed two times the lesser of (i) Employee’s annualized compensation, based upon the annual rate of compensation for the calendar year preceding the year in which the date of termination occurs, or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, for the year in which the date of termination occurs; and provided further that any amounts deferred hereunder shall be paid in a lump-sum amount at the expiration of such six-month period.  It is the parties’ intent that no payment made or to be made hereunder shall be subject to the provisions of Section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended. Accordingly, notwithstanding any payment date or schedule specified above, the parties agree to work expeditiously to amend this Agreement to conform to their intent as set forth in this Section.

3.            All other terms and conditions of the Employment Agreement shall remain in full force and effect. This Amendment, together with the Employment Agreement, contains all the terms and conditions agreed upon by the parties hereto regarding the subject matter hereof and thereof. All prior agreements, promises, negotiations and representations, either oral or written, relating to the subject matter of this Amendment or the Employment Agreement not expressly set forth in this Amendment or the Employment Agreement are of no force or effect.

4.            Any waiver, alteration or modification of any of the terms of this Amendment or the Employment Agreement shall be valid only if made in writing and signed by the parties hereto.

5.            This Amendment may be executed in counterparts, each of which shall constitute an original but all of which together shall constitute one and the same document.  This Amendment to the extent signed and delivered by facsimile or other electronic means will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature Page(s) to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first above written.

HESKA CORPORATION		EMPLOYEE

By:	/s/ Mark D. Cicotello	/s/ John R. Flanders
Name Mark D. Cicotello		Name: John R. Flanders
Title: VP of Human Resources		Title: VP, General Counsel

[Signature Page to Amendment to Employment Agreement]